              NEW ENGLAND ELECTRIC SYSTEM
                   25 RESEARCH DRIVE
           WESTBOROUGH, MASSACHUSETTS 01582

                                             March 9, 1998

       Re:     NEES Companies Incentive Thrift Plan I
          NEES Companies Incentive Thrift Plan II
          Yankee Thrift Plan
          Yankee Thrift Plan II


       Dear NEES Shareholder:
       ----------------------

          Under the thrift plans, NEES common shares are held by the trustee. As beneficial owner of NEES common shares through one or more of the plans, you have a right to direct the trustee how to vote at the 1998 New England Electric System Annual Meeting of shareholders. Shareholders who own NEES common shares directly vote through a proxy. Plan participants have a somewhat different procedure. Included in this package is a voting instruction card on which you instruct the trustee how to vote. Your share balance in each of the plans in which you participate appears at the top of the enclosed voting instruction card. Please note that all of the shares in the plans must be voted. Therefore, the trustee will vote shares for which it does not receive instructions in the same proportion as those for which it does.

          We would appreciate your voting on the election of directors and other matters as set forth in the accompanying proxy statement. Please take the time to review the proxy material, complete your voting instruction card, and mail the card in the enclosed envelope. Your voting instruction will be kept confidential by an independent proxy tabulator.

       Sincerely,

       (Facsimile Signature)       (Facsimile Signature)

       Joan T. Bok                 Richard P. Sergel
       Chairman                         President and
       of the Board                Chief Executive Officer

              NEW ENGLAND ELECTRIC SYSTEM
                   25 RESEARCH DRIVE
           WESTBOROUGH, MASSACHUSETTS 01582


                                           March 9, 1998
       Dear Shareholder:

        The directors and officers of New England Electric System invite you to attend the Annual Meeting of shareholders to be held on Tuesday, April 28, 1998, at 10:30 A.M. at Mechanics Hall at 321 Main Street in Worcester, Massachusetts. The historic Mechanics Hall building is handicapped accessible.

        The business part of the meeting is fully described in the accompanying Notice of Annual Meeting and Proxy Statement. At the conclusion of the formal portion of the meeting, there will be a discussion of the Company's operations, followed by a question and answer period.

        We would appreciate your voting, signing, and
       dating the proxy, and mailing it promptly in the enclosed postage-paid envelope, even if you plan to
       attend the meeting in person.   Please enclose a note
       if you would like to receive directions to the meeting and information on parking arrangements.


       Sincerely,

       (Facsimile Signature)          (Facsimile Signature)

        Joan T. Bok              Richard P. Sergel
        Chairman                 President and
        of the Board             Chief Executive Officer

              NEW ENGLAND ELECTRIC SYSTEM
                   25 RESEARCH DRIVE
           WESTBOROUGH, MASSACHUSETTS 01582


               NOTICE OF ANNUAL MEETING

        The 1998 Annual Meeting of the shareholders of New England Electric System will be held at Mechanics Hall at 321 Main Street in Worcester, Massachusetts, on Tuesday, April 28, 1998, at 10:30 A.M., E.D.S.T., for the following purposes, all as set forth in the accompanying proxy statement:

             1.   To fix the number of directors;
               2.        To elect directors;
               3.        To consider and vote on two shareholder
                                proposals if presented at the meeting;
                                and
               4.        To transact such other business as may
                                properly come before the meeting or any
                                adjournment thereof.

          Shareholders of record at the close of business on March 9, 1998, will be entitled to vote at the meeting.

                         By order of the Board of Directors,

                                        (Facsimile Signature)

                                        Cheryl A. LaFleur,
                                        Secretary


       March 9, 1998

                    PROXY STATEMENT

              NEW ENGLAND ELECTRIC SYSTEM
                   25 RESEARCH DRIVE
           WESTBOROUGH, MASSACHUSETTS 01582


       ANNUAL MEETING OF SHAREHOLDERS, APRIL 28, 1998

          The Board of Directors of New England Electric System is soliciting proxies in the accompanying form. Proxies may be revoked at any time prior to being used by completing a new proxy, by notifying the Company in writing of such revocation, or by voting in person at the Annual Meeting. All shares represented by properly executed proxies will be voted at the Annual Meeting or any adjournment thereof as specified in such proxies.

          The Company's annual report for 1997, which includes financial statements and a summary of important developments during 1997, has been mailed to shareholders on or about March 10, 1998. The approximate date on which the proxy statement and form of proxy are first being sent is March 18, 1998.

          Holders of common shares of record at the close of business on March 9, 1998, are entitled to vote at the Annual Meeting. At that date there were 64,178,488 common shares outstanding and each share is entitled to one vote.

          An affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for approval of each of the items being submitted to the shareholders for their consideration. Votes for directors will be counted by the Company as (i) For or
       (ii) Withhold Authority; abstentions have the same effect as "Withhold Authority" votes. Votes concerning other matters will be counted by the Company as (i) For, (ii) Against, or (iii) Abstain; abstentions are counted separately, but have the same effect as "Against" votes. Broker nonvotes (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and the broker or nominee does not have discretionary voting power on the particular matter) are counted as not represented at the meeting for all matters.

          1.  FIXING THE NUMBER OF DIRECTORS

          The Board of Directors recommends a vote IN FAVOR of this proposal.

          The persons named on the accompanying proxy will vote, unless otherwise directed, to fix the number of directors at thirteen. The Company's Agreement and Declaration of Trust provides that the Board may fix the number of directors at a number between eleven and sixteen until the next annual meeting of shareholders.


               2.  ELECTION OF DIRECTORS

          The persons named on the accompanying proxy will vote, unless otherwise directed, for the election of the thirteen nominees listed below as directors of the Company. All of the elected directors will hold office until the next annual meeting of shareholders or the special meeting held in lieu thereof and until their respective successors are chosen and qualified.

          All of the nominees for election as directors, except Messrs. Houston and Sergel, were elected directors by the shareholders at the 1997 Annual Meeting. Messrs. Houston and Sergel were elected directors by the Board of Directors effective February 6, 1998, upon Mr. Rowe's resignation as director, president, and chief executive officer of the Company to become chairman, president, and chief executive officer of Chicago-based Unicom Corporation and its subsidiary Commonwealth Edison.

          The Company knows of no reason why any of the nominees would be unable to act as a director, but, if any of them should become unavailable to serve, the persons named on the accompanying proxy have the authority to vote for any other person nominated and recommended by the Nominating Committee. If an alternative nominee is not recommended by the Nominating Committee, the number of directors will be reduced.

          Certain information regarding each nominee for director is given below. This information has been furnished to the Company by the respective nominees.

Joan T. Bok                       Director since 1979

           Chairman of the Board. Mrs. Bok, 68 years of age, was elected Chairman in 1984 and held that position through 1993, when she was elected Chairman of the Board. From July 1988 until February 1989, she also served as President and Chief Executive Officer. Until December 31, 1997, Mrs. Bok served as a director of each of the Company's direct subsidiaries, including Massachusetts Electric Company, The Narragansett Electric Company, and New England Power Company. Mrs. Bok has announced her intention to retire as Chairman of the Board in April 1998 but is seeking re-election as a director. She is a director of Avery Dennison Corporation, John Hancock Mutual Life Insurance Company, and Solutia, Inc., and is a Trustee of the Boston Athenaeum and the Urban Institute.

       William M. Bulger               Director since 1996

           President of the University of Massachusetts, Boston, Massachusetts. Mr. Bulger, 64 years of age, served as President of the Massachusetts State Senate from July 1978 to January 1996. He also serves as a director of Citizens Bank and is a Trustee of Massachusetts General Hospital, the Boston Public Library, and the Museum of Fine Arts. He is a corporator of the Children's Museum and the Winsor School and is on the board of overseers of the Boston Symphony Orchestra.

       Alfred D. Houston               Director since 1998

           Executive Vice President. Mr. Houston, 57 years of age, has served as Executive Vice President of the Company since 1994 and as Chief Financial Officer from 1984 to 1998. He was Senior Vice President from 1987 to 1994. He is an officer or director of a number of the Company's subsidiaries, including The Narragansett Electric Company and New England Power Company. The Board of Directors has previously announced its intention to elect Mr. Houston as Chairman in April 1998. Mr. Houston is a Trustee of the Boston Ballet, Nichols College, and the Massachusetts Taxpayers Foundation.

Paul L. Joskow                    Director since 1987

           Professor of Economics and Management and Chairman, Department of Economics, Massachusetts Institute of Technology, Cambridge, Massachusetts. Professor Joskow, 50 years of age, teaches and conducts research in the fields of industrial organization, government regulation, antitrust law and economics, and energy economics. He was named Chairman of the Economics Department in 1994. Professor Joskow is a director of State Farm Indemnity Company and a Trustee of the Putnam Funds. He is also a director of the Whitehead Institute for Biomedical Research, President of the Yale University Council, and a Special Consultant to National Economic Research Associates, Inc.

       John M. Kucharski               Director since 1989

           Chairman and Chief Executive Officer of EG&G,
                  Inc., Wellesley, Massachusetts. Mr. Kucharski, 62 years of age, is a director of State Street Boston Corporation and Nashua Corporation. He also serves as Trustee of George Washington University and Marquette University.

       Edward H. Ladd                       Director since 1974

           Chairman of Standish, Ayer & Wood, Inc.
                  (investment counselors), Boston, Massachusetts.
                  Mr. Ladd, 60 years of age, is a director of Harvard Management Company and Greylock Management Company. He is also a Trustee of Wheelock
                  College and an Overseer of Beth Israel Deaconess
                  Hospital.

       Joshua A. McClure               Director since 1978

           Former President of American Custom Kitchens,
                  Inc., Providence, Rhode Island. Mr. McClure, 66 years of age, is a director of the Westerly Pawcatuck YMCA and the North End Crime Watch and Community Development Corporation. He is also a member of the Building Committee of the Westerly Senior Center, and a director of the Washington County Housing Authority.

George M. Sage                       Director since 1975

           President and Treasurer of Bonanza Bus Lines,
                  Inc., Providence, Rhode Island. Mr. Sage, 66 years of age, is a director of Collette Travel, Inc. and the American Bus Association. Mr. Sage also serves as a director of United Way of Southeastern New England and is a director and member of the Executive Committee of Business Development of Rhode Island. He is also a Trustee of St. Andrew's School.

       Richard P. Sergel               Director since 1998

           President and Chief Executive Officer. Mr. Sergel,
                  48 years of age, was elected President and Chief Executive Officer of the Company in February, 1998. From 1996 to 1998, he served as Senior Vice President and from 1992 to 1995, he served as Vice President of the Company. He is a director of a number of the Company's subsidiaries, including Massachusetts Electric Company and The Narragansett Electric Company. Mr. Sergel is a director of United Way of Merrimack Valley and the Lowell Plan.

       Charles E. Soule              Director since 1994

           Retired President and Chief Executive Officer of
                  Paul Revere Insurance Group, Worcester,
                  Massachusetts. Mr. Soule, 63 years of age, retired as President and Chief Executive Officer of Paul Revere Insurance Group, a subsidiary of Textron, Inc. in 1997, a position he held since 1990. Mr. Soule is Executive in Residence at The American College. Mr. Soule also serves as a Trustee for the Westboro Savings Bank. He was a member of the Massachusetts Electric Company Board of Directors from 1991 to 1993.

       Anne Wexler                   Director since 1981

           Chairman of The Wexler Group (management consultants), Washington, D.C. The Wexler Group is a subsidiary of Hill and Knowlton. Ms. Wexler, 68 years of age, served as Assistant to the President of the United States from 1978 to 1981 with responsibility for liaison with the business community and other major interest groups. She is a director of Alumax, Inc., Comcast Corporation, Dreyfus Index Funds, Dreyfus Mutual Funds, NOVA Corporation, and Wilshire Target Funds Inc.

James Q. Wilson           Director since 1982

           Professor Emeritus of Management at The University of California at Los Angeles, Los Angeles, California. Professor Wilson is 66 years of age. He is a director of State Farm Insurance Company and Protection One, Inc. and a Trustee of the American Enterprise Institute, the RAND Corporation, and the Randolph Foundation.

       James R. Winoker              Director since 1991

           Chief Executive Officer of Belvoir Properties,
                  Inc. (real estate investment), Providence, Rhode Island. Mr. Winoker, 66 years of age, has served as Chief Executive Officer of Belvoir Properties, Inc. since 1994. He was Treasurer of Belvoir Properties, Inc. from 1980 to 1994 and President of B.B. Greenberg Co. (jewelry manufacturers) from
                  1970 to 1994.   A receiver was appointed for B.B.
                  Greenberg Co. in 1994.   Mr. Winoker is also a
                  director of Original Bradford Soap Works, Inc.


           BOARD STRUCTURE AND COMPENSATION

           The Company has an Executive Committee, an Audit Committee, a Compensation Committee, a Corporate Responsibility Committee, and a Nominating Committee. The committee memberships listed below are as of March 1, 1998.

           The members of the Executive Committee are Mrs. Bok, Mr. Houston, Mr. Joskow, Mr. Ladd, Mr. Sage, Mr. Sergel and Ms. Wexler. Mrs. Bok serves as the Chairman of this Committee. During the intervals between meetings of the Board of Directors, the Executive Committee has all the powers of the Board that may be delegated.

           The members of the Audit Committee are Messrs. Bulger, Joskow, Soule, and Winoker. Mr. Joskow serves as the Chairman of this Committee. The Audit Committee reviews with the independent public accountants the scope of their audit and management's financial stewardship for the current and prior years. This Committee also recommends to the Board of Directors the independent public accountants to be engaged for the coming year.

      The members of the Compensation Committee are Mr.
       Kucharski, Mr. Sage, and Ms. Wexler. Mr. Sage serves as the Chairman of this Committee. The Compensation Committee is responsible for executive compensation, including the administration of certain of the Company's incentive compensation plans.

           The members of the Corporate Responsibility
       Committee are Mrs. Bok, Mr. McClure, Mr. Sergel, Mr. Wilson, and Mr. Winoker. Mr. Wilson serves as the Chairman of this Committee. The Corporate Responsibility Committee reviews compliance with laws and regulations, offers guidance in considering public policy issues, and helps to assure ethical conduct.

           The members of the Nominating Committee are Mr. Joskow, Mr. Ladd, Mr. Sage, and Ms. Wexler. Mr. Ladd serves as Chairman of this Committee. The Nominating Committee functions as a Corporate Governance Committee and also considers and evaluates director candidates, determines criteria and procedures for selecting nonmanagement directors, and conducts periodic reviews of director performance. This Committee also considers written recommendations from shareholders for nominees to the Board.

           The Chairman of the Executive Committee receives an annual retainer of $12,000. Other members of the Executive Committee, except Messrs. Houston and Sergel, receive an annual retainer of $5,000. The Chairmen of the Audit, Compensation, Corporate Responsibility, and Nominating Committees each receive an annual retainer of $6,000. Other members of the Audit, Compensation, and Corporate Responsibility Committees, except Mr. Sergel, receive annual retainers of $4,000. There is no retainer for the other members of the Nominating Committee. All directors participating in a Committee meeting, except Messrs. Houston and Sergel, receive a meeting fee of $1,000 plus expenses.

           Members of the Board of Directors, except Messrs. Houston and Sergel, receive annually a retainer of $20,000 and 300 common shares of the Company and receive a meeting fee of $1,000 plus expenses for each meeting attended.

           The Company permits directors to defer all or a portion of any cash retainers, meeting fees, and retainer shares under a deferred compensation plan. At the end of the deferral period, the compensation is paid out in the same form, cash or shares, as was deferred. Deferred shares do not have voting rights or other rights associated with ownership while deferred.

A special account is maintained on the Company's books showing the amounts deferred and the interest accrued thereon. Group life insurance of $80,000 is provided to each member of the Board of Directors. Director contributions to qualified charities are matched by the Company under a matching gift program, which has a maximum limit of $3,500.

           Pursuant to a director retirement plan,
       nonemployee directors who have served on the Board of the Company for 5 years or more will receive a retirement benefit upon the later of the director's retirement from the Board or age 60. The benefit level is 100% of the annual cash retainer for directors who served on the Board for 10 or more years and 75% of the annual cash retainer for directors who served between 5 and 10 years. There are no death benefits under the plan.

           The Board of Directors held 9 meetings in 1997.
       The Executive, Audit, Compensation, Corporate
       Responsibility, and Nominating Committees held 2, 3, 3,
       3, and 2 meetings, respectively, in 1997. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which they were members.

           During 1997, Mr. Joskow did consulting work for the Company or subsidiaries of the Company under a separate consulting contract for which he was paid approximately $30,000. These consulting services were not related to his duties as a Board member.

           During 1997, Mrs. Bok served as a consultant to the Company. Under the terms of her contract, she received a retainer of $100,000. Mrs. Bok also served as a director for each of the Company's direct subsidiaries during 1997. She agreed to waive the normal fees and annual retainers otherwise payable for services by nonemployees on these boards and received in lieu thereof a single annual stipend of $60,000.


           COMPENSATION COMMITTEE INTERLOCKS
               AND INSIDER PARTICIPATION

           Mr. Winoker served as a member of the Company's
       Compensation Committee for a portion of 1997.  Mr.
       Winoker is Chief Executive Officer of Belvoir
       Properties, Inc. (Belvoir).  A subsidiary of the
       Company entered into a three-year lease for office space in 1996 with Belvoir with an annual rent of
       $34,000. Belvoir also leases two parcels of land in Providence, Rhode Island from a subsidiary of the Company under a twenty-year lease with an initial annual rent of approximately $60,000.


          SECTION 16(A) BENEFICIAL OWNERSHIP
                 REPORTING COMPLIANCE

           Under the securities laws, the Company's officers and directors are required to file reports on Forms 3, 4, and 5 of share ownership and changes in share ownership with the Securities and Exchange Commission and New York Stock Exchange. Based solely on its review of copies of such forms, it appears that all directors and officers filed all of their required forms on a timely basis, with two exceptions. Mr. Sage inadvertently filed one form late reporting the purchase of 400 shares of the Company and Mr. Winoker inadvertently was late in reporting one purchase of 500 shares of the Company.


          TOTAL COMMON EQUITY BASED HOLDINGS

           The following table lists the holdings of Company common shares and deferred shares by the Company's directors, the executive officers named in the Summary Compensation Table, and for directors and all executive officers as a group. The information includes all whole shares beneficially owned, directly or indirectly, as of March 2, 1998.

                                  Shares           Deferred
                                Beneficially         Share
Name                              Owned (a)      Equivalents(b)    Total
----                            -----------      --------------    -------

Joan T. Bok                             13,605                          13,605
William M. Bulger                          100            1,272         1,372
Alfred D. Houston                       13,688           11,558        25,246
Michael E. Jesanis                       4,000            5,847         9,847
Paul L. Joskow                           2,829              313         3,142
John M. Kucharski                        2,800                          2,800
Edward H. Ladd                           6,475                          6,475
Cheryl A. LaFleur                        3,191            5,787         8,978
Joshua A. McClure                        2,461              307         2,768
John W. Rowe (c)                        14,823           25,355        40,178
George M. Sage                           4,000                          4,000
Richard P. Sergel                        8,086            8,313        16,399
Charles E. Soule                         1,270            5,201         6,471
Anne Wexler                              2,629                          2,629
James Q. Wilson                          3,508                          3,508
James R. Winoker                         2,300                          2,300

All of the above and
other executive
officers, as a group                    97,363                (d)      69,882  167,245
(18 persons)


(a) Number of shares beneficially owned includes: (i) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker, or nominee for such individual's account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power whether or not the securities are held for their benefit; and (iv) with respect to the executive officers of the Company, allocated shares in the Incentive
  Thrift Plan described below.

(b) Deferred share equivalents are held under the Company's Deferred Compensation Plan or pursuant to individual deferral agreements. Under the Plan or deferral agreements, executives may elect to defer cash compensation and share awards. There are various deferral periods
       available under the plans.   At the end of the deferral period, the
       compensation is paid out in the same form, cash or shares, as was deferred. The rights of the executives to payment are those of general, unsecured creditors. While deferred, the shares do not have voting rights or other rights associated with ownership. As cash dividends are declared, the number of deferred share equivalents will be increased as if the dividends were reinvested in the Company's common shares. Deferred share equivalents for directors are held under the Directors Deferred Compensation Plan. See Board Structure and Compensation for a description of that plan.

  Potential share awards under the Long-Term Performance Share Award Plan are not included in this table.

(c) Mr. Rowe, former President and Chief Executive Officer, resigned effective February 6, 1998.

(d) Amount is less than 1% of the total number of shares of the Company outstanding.



                    SHARE OWNERSHIP GUIDELINES

  The Company has long recognized the importance of consistent alignment of executive interests with those of shareholders. In 1995, the Compensation Committee of the Board voted that it is expected that executives will own shares or share equivalents to certain minimum levels within five years of being subject to the requirement. For Mr. Sergel, the level is 40,000 shares. For Mr. Houston, the level is 25,000 shares. For the other executives listed in the Executive Compensation Summary Table, the level is 7,000 to 15,000 shares. Other executives are expected to hold from 2,000 to 7,000 shares depending on their compensation levels and bonus plans. In 1996, the Board of Directors voted that members of the Board were expected to own 2,500 shares within five years of being subject to that requirement.

  To further reinforce the importance of executive share ownership, all shares awarded to Company officers under the Incentive Share and the Long-Term Performance Share Award Plans, described below, are restricted for five years, unless deferred, at the officer's option, until termination of service or ten years.


           SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  Listed below is the only person or group known to the Company as of March 9, 1998 to beneficially own 5% or more of the Company's common shares. However, T. Rowe Price Trust Company disclaims beneficial ownership of all such shares. The quantity of shares listed below is as of December 31, 1997.

                               Amount and Nature
     Name and Address of         of Beneficial      Percent of
       Beneficial Owner            Ownership       Common Shares
---------------------------    -----------------   -------------

T. Rowe Price Trust Company    5,377,414 shares         8.3%
100 East Pratt Street          as trustee for
Baltimore, MD  21202           Company employee
                               benefits plans,
                               including those
                               discussed herein.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

To the Shareholders of
New England Electric System:

  As members of the Compensation Committee (the Committee) of the Board of Directors (the Board), we have the responsibility for executive compensation, including the administration of certain of the Company's incentive compensation plans.

  The Company's total compensation package is designed to attract, retain, and reward superior managers who are committed to solid financial performance and who successfully can lead the Company as our industry becomes increasingly competitive. The compensation package reflects the fact that these managers' backgrounds are not necessarily limited to our Company or industry. Total compensation consists of Base Salary, Incentive Compensation (performance based, at risk compensation), and Benefits. The Committee periodically reviews each component of the Company's executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to Company performance. The Company's general compensation philosophy is that (1) the Base Salary ranges should be competitive, with individual salaries reflecting performance and experience; (2) a significant portion of management compensation should be tied to achievement of corporate goals in order to maintain a sharp focus on corporate performance; (3) substantial portions of incentive compensation should be in shares so as to consistently align the interest of management and the Company's shareholders and customers; and (4) an ever higher percentage of total compensation should be at risk and share-based as one moves upward through management. The compensation of the Chief Executive Officer, Mr. Rowe in 1997 and Mr. Sergel in 1998, is based on these considerations.

  As discussed below, the incentive compensation plans are being restructured to reflect the new focus of the Company during and following divestiture.

Compensation Decisions
----------------------

  The Board votes the compensation of the Chief Executive
Officer and Mr. Houston, acting upon recommendations of the Committee. The Committee reports its decisions to the Board.
After meeting in executive session without any Company officers present and discussing the reports made by the Committee, the Board unanimously has accepted each of the recommendations described below made in 1997 and to date in 1998. The Committee also votes the compensation of all other Company executive officers listed in the Summary Compensation Table, as well as other senior employees. The Board has ratified the compensation decisions for these executive officers. Although Company management may be present during Committee discussions of officers' compensation, Committee decisions with respect to the compensation of Mr. Rowe were reached in executive session.

  Under Section 162(m) of the Internal Revenue Code, tax deductions are limited for compensation above $1 million, not including amounts deferred. Mr. Rowe's total compensation of $898,435 in cash and $152,206 in deferred shares for 1997 exceeded $1 million. Given the mandatory deferral of his plan share bonuses, the Internal Revenue Code provisions do not currently impact the Company. Total compensation for each of the other executive officers is below the $1 million threshold. The Committee has not, therefore, had to address issues related to
Section 162(m) and does not expect to in the near future, but will continue to monitor these issues.

Base Salary
-----------

  Base Salary levels are established after consideration of the appropriate market to determine the salary range for a position. Extensive salary survey analyses are compiled annually and presented to the Committee for review. Salary ranges are then defined on the basis of those market surveys. These surveys may include some of the same companies included in incentive compensation plan comparisons or in the corporate performance chart.

  In November 1997, after consideration of multiple surveys prepared by various consulting organizations and industry groups, and taking into account the continued outstanding performance of the Company and Mr. Rowe's leadership in the restructuring of the electric utility industry, the Committee recommended the base salary for Mr. Rowe be set at $625,200 for 1998. This would have placed Mr. Rowe somewhat above the 50th percentile in the compensation surveys. The Board adopted this recommendation.

  On February 10, 1998, upon Mr. Rowe's resignation as President and Chief Executive Officer of the Company, the Committee considered the appropriate compensation for Messrs. Sergel and Houston in view of their new responsibilities. The Committee reviewed information developed from multiple compensation surveys for the 50th percentile for corporations in the same revenue range as the Company. This data was further stratified between the utility industry and general industry. The Committee considered the relative experience and past performance of, and our future expectations for, Messrs. Houston and Sergel, the historical compensation levels in the Company for their new positions, and comparative salary data presented to us. We further reviewed the Company's compensation philosophy as to the relative values for base salary, incentive compensation, and benefits. We then recommended the base salaries for Mr. Houston and for Mr. Sergel be set at $450,000 per year, effective February 1, 1998. As described below, we determined an appropriate change in control agreement for Mr. Sergel and supplemental insurance annuity benefits for Mr. Houston. The Board adopted our recommendations.

  In November 1997, the Committee reviewed the performance of each individual in the compensation group below the Chief Executive Officer, and, after the Committee's subjective analysis of their performance and discussion with the Chief Executive Officer, we set the salaries for these individuals.

Performance Based Incentive Compensation
----------------------------------------

  Performance Based Incentive Compensation (at risk compensation or bonus) is designed to deliver rewards above base salary, if the Company and the individual executives perform well.

  Annual Target Plans
  -------------------

  For 1997, the incentive components of the annual target compensation plans were based on formulae with defined threshold targets. Under the formulae, in order for any plan bonuses to be awarded, the Company must achieve a return on equity that places the Company in the top 50% of the approximately 80 electric utilities in the national utility group (the national grouping) or in the top 50% of the New England/New York regional utilities (the regional grouping). See the Return on Equity graph, below. The Board, in response to extraordinary events, may enhance or curtail the actual return on equity used to determine whether the Company met the targets. The Board did not do so for 1997. On February 24, 1998, the Committee voted the bonuses under these plans.

  For the maximum incentive to be awarded, the Company had to achieve a return on equity in the top 25% of both the national and regional groupings and the Company's cost per kilowatt-hour must be the lowest or next lowest of a selected group of New England electric utilities. In 1997, if only one of the return on equity targets had been met, Mr. Rowe and Mr. Houston would have received a formula bonus of 12% of base pay in cash and 7.2% in shares. The maximum would have been 50% of base pay in cash and 30% in shares. Based on the performance described below, their formula bonus (cash and shares) was 42.5% of base pay in cash and 25.5% in shares.

  For purposes of determining the bonus amount for 1997, the Company placed in the 79th percentile in return on shareholder equity of the national grouping and first in the regional grouping. The Company placed third in the regional grouping with respect to lowest customer cost per kilowatt-hour in 1997.

  No bonus awards would have been made under the plans if earnings were not sufficient to cover dividends, even if the return on equity targets had been met.

  Mr. Rowe's and Mr. Houston's bonuses under the plan were directly related to achievement of the above described corporate targets. For 1997, the incentive compensation plan bonuses of the other executives were additionally dependent upon the achievement of individual goals.

  The participants in the incentive compensation plans are awarded common shares of the Company under the Incentive Share Plan, approved by the shareholders in 1990. No discretion is exercised by the Committee in the awarding of shares generated by the formulae. An individual's award of shares under the Incentive Share Plan is a fixed percentage of her or his cash award for that year from the incentive compensation plan in which she or he participates. For Mr. Rowe and Mr. Houston, the percentage was 60%. If no cash award is made, no shares are distributed under the formulae. Further, total plan awards of shares in any calendar year cannot exceed one-half of one percent (0.5%) of the number of outstanding shares at the end of the previous calendar year. (The incentive plan shares awarded, including those restricted or deferred, for 1997 were approximately .06% of the number of outstanding shares.) As noted above under Share Ownership Guidelines, the share awards of Company officers were restricted.

  New Annual Target Plans
  -----------------------

  Over several meetings in 1997, the Committee considered the appropriate structure of the annual bonus plans. We decided to replace the existing plans because: the Company is shifting from a vertically integrated utility to being primarily a transmission and distribution company; the Company's strategic plan calls for new business development in competitive new areas; and comparative return on equity and cost per kilowatt-hour measurements will become increasingly less representative as the prime measures of success as different utilities proceed through competitive transitions at different times and at different rates.

  The incentive compensation plans therefore were revised to reflect the achievement of core business operating income and strategic objectives. Annual income targets will be established by the Board of Directors prior to or early in the plan year. In addition, strategic objectives will be established for each year. For 1998 those objectives are: achieving recovery of stranded investments; maximizing the return on the sale of the generation business; running the best wires business in the Northeast; increasing the size of the energy delivery business; and profiting from growth in unregulated ventures.

  Participants in the senior plan and other principal System officers will share all five of these objectives. Other participants may have some but not all of these objectives depending upon their responsibilities within the Company. Benchmarks have been established for each of the strategic objectives. The Committee retains the discretion to adjust the benchmarks as it deems necessary in response to unanticipated events during the year. For Messrs. Sergel and Houston, achievement of the operating income target would provide a formula bonus of 15% to 25% of base pay. Achievement above that target and achievement of all strategic objectives in full would produce an award of 50% of base pay in cash and 30% in shares.

  Special Bonus Awards
  --------------------

  In its review of Company performance in 1997 as part of its evaluation of the annual target plans, the Committee noted the strong earnings of the Company in a very difficult year, the success achieved to date in meeting the strategic objectives, particularly those relating to the recovery of stranded investment and maximizing the return from the sale of the generation business, and recommended to the Board special cash bonuses of $147,000 to Mr. Houston and $126,000 to Mr. Sergel. We also voted the special bonuses to other officers which are reflected in the compensation table.

  Three-Year Target Plan
  ----------------------

  In order to increase executive focus on multi-year performance, in 1995 the Company established the Long-Term
Performance Share Award Plan described below. No payout was made in 1997 nor will be made under this plan until the Spring of 1999.

  Under this plan, awards are based upon various measures of Company performance over a three-year period. Each award factor or measurement functions independently. The factors change from year to year and include financial and operating performance. The factors may be related to those in the incentive plans. The factors are established by the Committee at the beginning of each cycle. All participants share the same factors and factor weights. Performance is rated on rolling three-year periods, with a new cycle beginning each year. An individual's potential award under the plan is a fixed percentage of her or his base pay on January 1 of the first year of the plan measurement period. For Mr. Rowe, that percentage was 50%. Under the terms of this plan, Mr. Rowe forfeited his allocated shares as a result of his resignation. Percentages for other executives range from 15% to 50%. No dividends accrue on the allocated shares until awarded. At the end of the three-year cycle, the participant receives actual shares based upon the performance against the various factors. For example, for the first cycle, 20% of the shares are dependent upon total shareholder return compared to other regional utilities. See Estimated Future Payouts under Non-Stock Price-Based Plans, below.

Benefits
--------

  The executive benefits are designed both to provide a competitive package and to retain Company flexibility in staffing management to meet changing conditions.

Respectfully submitted,

New England Electric System Compensation Committee

John M. Kucharski
George M. Sage
Anne Wexler

CORPORATE PERFORMANCE

Total Return

      The following graph shows total shareholder return for the Company (capital appreciation plus reinvested dividends) for the years 1992 through 1997, as compared to the Standard & Poor's 500 Index and the Edison Electric Institute (EEI) Index of 100 investor-owned electric companies, assuming the investment of $100 on December 31, 1992.

            NEES        S & P 500      EEI Index
            ----        ---------      ---------

 1992      100.00       100.00         100.00
 1993      107.25       110.08         111.15
 1994       94.06       111.53          98.29
 1995      124.27       153.44         128.78
 1996      116.71       188.67         130.32
 1997      152.60       251.61         166.00


















Note: The share price performance shown on the graph above is not necessarily indicative of future price performance.

Return on Equity

      The following graph shows the return on equity of Company common shares for the years 1993 through 1997 compared to a national grouping of approximately 80 electric utilities and a regional grouping of utilities in the New York and New England area. As discussed in the report of the Compensation Committee, return on equity has been a key driver of the Company's incentive compensation program.

              NEES           National       Regional
                             Grouping       Grouping
              ----           --------       --------


      1993    12.6%          11.9%          11.4%
      1994    12.7%          11.4%          11.4%
      1995    12.8%          11.7%          10.4%
      1996    12.6%          11.4%          11.1%
      1997    12.8%          10.9%          10.6%























Note: The earnings performance shown on the graph above is not necessarily indicative of future performance.

                      EXECUTIVE COMPENSATION

      The following table gives information with respect to all compensation for services in all capacities for the Company and its subsidiaries for the years 1995 through 1997 to or for the benefit of the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                        SUMMARY COMPENSATION TABLE
                                                       Long Term
                                                       Compen-
                            Annual Compensation (b)    sation
                            -----------------------    ---------
                                            Other      Restricted
Name and                                    Annual       Share    All Other
Principal                 Salary   Bonus   Compensa-     Awards   Compensa-
Position (a)      Year     ($)     ($)(c)  tion ($)(d)   ($)(e)   tion ($)(f)
------------      ----    ------   ------  ----------- ---------  ----------

Richard P.        1997    244,893  242,020   8,764      51,043      781
Sergel,           1996    212,700  110,724   5,366     138,376    3,535
President and     1995    184,956  139,373   4,877           0    3,424
Chief Executive
Officer
(elected 2/6/98)

John W. Rowe,     1997         597,600  285,692   12,599     152,206    2,544
Former President  1996         537,600  287,896    9,093     370,288    4,891
and Chief         1995         537,600  427,213    9,568           0    4,750
Executive
Officer

Alfred D.         1997         345,072  314,028             9,616      88,573     1,836
Houston,          1996         335,016  167,306    6,265     182,267    4,649
Executive Vice    1995         262,800  177,663    5,753          0     4,180
President

Cheryl A. LaFleur 1997         176,388  192,437    6,827      37,768      335
Senior            1996         165,624   89,477    4,059     106,020    3,251
Vice President,   1995         125,616  107,617      116           0    2,721
General Counsel
and Secretary

Michael E.        1997         164,736  188,213    7,399      31,866      320
Jesanis, Senior   1996         153,995   80,070    4,007     101,376    3,218
Vice President    1995         140,784   85,703      275      27,718    3,012
and Chief
Financial Officer

       (a)     Officers of the Company also hold various
                      positions with subsidiary companies.
                      Compensation for these positions is included in this table.

       (b)     Includes deferred compensation in category and
                      year earned.

       (c)     The bonus figures represent:  cash bonuses under
                      an incentive compensation plan; the all-employee goals program; the variable match of the Incentive Thrift Plan including related deferred compensation plan matches; special cash bonuses; and unrestricted shares under the Incentive Share Plan. See descriptions under Plan Summaries.

          In 1996 and 1997, the bonus amounts were all cash or contributions to the Incentive Thrift Plan, including related deferred compensation plan matches. In 1995, Mr. Sergel's bonus was $96,649 in cash and contributions and $42,724 in shares; Mr. Rowe's bonus was $276,728 in cash and contributions and $150,485 in shares; Mr. Houston's bonus was $123,160 in cash and contributions and $54,503 in shares; Ms. LaFleur's bonus was $84,370 in cash and contributions and $23,247 in shares; and Mr. Jesanis's bonus was $85,703 in cash and contributions and $27,718 in shares.

       (d)     Includes amounts reimbursed by the Company for
                      the payment of taxes on certain noncash benefits and Company contributions to the Incentive Thrift Plan that are not bonus contributions including related deferred compensation plan match. See description under Plan Summaries.

       (e)     The incentive share awards for the named
                      executives made for 1996 and 1997 were in the form of restricted shares (with a five-year restriction) or deferred share equivalents, deferred for receipt for at least five years, at the executive's option. As cash dividends are declared, the number of deferred share equivalents will be increased as if the dividends were reinvested in shares. See also Payments Upon a Change in Control below. The shares awarded for 1995 were not restricted and the value of the awards is included in the bonus column.

          As of December 31, 1997, the following executive officers held the amount of restricted and deferred share equivalents with the value indicated: Mr. Sergel 8,698 shares, $371,840 value; Mr. Rowe 28,380 shares, $1,213,245 value; Mr. Houston 11,689 shares, $499,705 value; Ms. LaFleur 5,890 shares, $251,798 value; and Mr. Jesanis 6,233 shares, $266,461 value. The value was calculated by multiplying the closing market price on December 31, 1997, by the number of shares.

          No awards vested during 1997 under the Company's
                 Long-Term Performance Share Award Plan. See Long Term Incentive Plan - Awards in Last Fiscal Year.

       (f)     Includes Company contributions to life insurance.
                      See description under Plan Summaries. The life insurance contribution is calculated based on the value of term life insurance for the named individuals. The premium costs for most of these policies have been or will be recovered by the Company. Prior to 1997, this column also included Company contributions to the Incentive Thrift Plan that are not bonus contributions. These figures are now included in the Other Annual Compensation column.


       PAYMENTS UPON A CHANGE OF CONTROL OR TERMINATION OF
       EMPLOYMENT

          The Company has agreements with certain of its executives, including those named in the Summary Compensation Table, which provide severance benefits in the event of certain terminations of employment following a Change in Control of the Company (as defined below). The terms of the agreements are for three years with automatic annual extensions, unless terminated by the Company. If, following a Change of Control, the executive's employment is terminated other than for cause (as defined) or if the executive terminates employment for good reason (as defined), the Company will pay to the executive a lump sum cash payment equal to three times (two times for some executives) the sum of the executive's most recent annual base compensation and the average of his or her bonus amounts for the prior three years. If Mr. Sergel receives payments under his severance agreement that would subject him to any federal excise tax due under section 280G of the Internal Revenue Code, he will receive a cash "gross-up" payment so he would be in the same net after-tax position he would have been in had such excise tax not been applied. In addition, the Company will provide disability and health benefits to the executive for two to three years, provide such post-retirement health and welfare benefits as the executive would have earned within such two to three years, and grant two or three additional years of pension credit.

          Change in Control, including potential change of control, occurs (1) when any person becomes the beneficial owner of 20% of the voting securities of the Company, (2) when the prior members of the Board no longer constitute a 2/3 majority of the Board, or (3) the Company enters into an agreement that could result in a Change in Control.

          Upon a change in control a participant in the deferred compensation plan has the option of receiving a full distribution of the participant's cash and share accounts and the actuarial value of future benefits from the insurance related benefits under a prior plan, all less 10%.

          The Company's bonus plans, including the incentive compensation plans described in the Compensation Committee report, the Incentive Thrift Plan, and the Goals Program, provide for payments equal to the average of the bonuses for the three prior years in the
       event of a Change of Control.   These payments would be
       made in lieu of the regular bonuses for the year in which the Change in Control occurs. The Long-Term Performance Share Award Plan provides for a cash payment equal to the value of the performance shares in the participant's account times the average achievement percentage for the Incentive Thrift Plan for the three prior years. The Company's Retirees Health and Life Insurance Plan has provisions preventing changes in benefits adverse to the participants for three years following a Change in Control. The Incentive Share Plan and related Incentive Share Deferral Agreements provide that, upon the occurrence of a change in control (defined more narrowly than in the other plans), any restrictions on shares and account balances would cease.

          In light of the changes in the utility industry, the Company has determined that executive officers (including those listed in the Summary Compensation Table, but excluding Messrs. Houston and Sergel) would receive a benefit equal to one and one-half times annual compensation, for a severance other than one for cause or following a change in control.

                    PLAN SUMMARIES

          A brief description of the various plans through which compensation and benefits are provided to the named executive officers is presented below to better enable shareholders to understand the information presented in the tables shown earlier. The general provisions of the incentive compensation plans are described in the report of the Compensation Committee. The amounts of compensation and benefits provided to the named executive officers under the plans described below are presented in the Summary Compensation Table.

          Goals Program

          The Goals Program establishes goals annually. For 1997, these goals related to earnings per share, customer costs, safety, absenteeism, demand-side management results, generating station availability, transmission reliability, environmental and OSHA compliance, and customer satisfaction. Some goals apply to all employees, while others apply to particular functional groups. Depending upon the number of goals met, and provided the minimum earnings goal is met, employees may earn a cash bonus of 1% to 4-1/2% of their compensation.

          Incentive Thrift Plan

          The Incentive Thrift Plan (a 401(k) program) provides for a match of 40% of up to the first 5% of base compensation contributed to the Company's Incentive Thrift Plan (shown under Other Annual Compensation in the Summary Compensation Table) and, based on an incentive formula tied, in 1997, to earnings per share, may fully match the first 5% of base compensation contributed (the additional amount, if any, is shown under Bonus in the Summary Compensation Table). Under Federal law, contributions to these plans are limited. In 1997, the contribution amount was limited to $9,500.

          Deferred Compensation Plan

          The Deferred Compensation Plan offers executives the opportunity to defer base pay and bonuses. The plan offers the option of investing at the prime rate or in Company shares; however, share bonuses may only be deferred in a share account. Under Federal law, the Incentive Thrift Plan, described above, is required to limit participant base compensation to $160,000 in calculating the Company match. Under the Deferred Compensation Plan, the Company will make a contribution to an executive's share account equivalent to the resultant reduction in his match under the Incentive Thrift Plan.

          Life Insurance

          The Company has established for the named executive officers life insurance plans funded by individual policies. The combined death benefit under these insurance plans is three times the participant's annual salary. These plans are structured so that, over time, the Company should recover the cost of the insurance premiums.

          After termination of employment, Messrs. Rowe and Houston may elect, commencing at age 55 or later, to receive an annuity income equal to 40% of final annual salary for Mr. Rowe and 22.5% of 1998 annual salary plus 40% of final annual salary for Mr. Houston. In that event, the life insurance is reduced over fifteen years to an amount equal to the participant's final annual salary. Due to changes in the tax law, this plan was closed to new participants, and an alternative was established with only a life insurance benefit.

          Financial Counselling

          The Company pays for personal financial
       counselling for senior executives. As required by the IRS, a portion of the amount paid is reported as taxable income for the executive. Financial counselling is also offered to other employees through seminars conducted at various locations each year.

          Other

          The Company does not have any share option plans.

       LONG TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

        The following table shows the potential awards, for those executive officers named in the Summary Compensation Table, under the Long-Term Performance Share Award Plan (more fully described in the Compensation Committee Report on page ___) for the performance cycle commencing January 1, 1997. The Company's performance will be measured over the three-year period ending December 31, 1999.

                     Estimated Future Payouts
                under Non-Stock Price-Based Plans
                ----------------------------------

                Number of
                Common
                Share          Performance
Name            Equivalents(a) Period      Threshold(b)     Target(c)
----            -----------    ---------   ---------   ------

Richard P. Sergel                 3,266      3 years       20     3,266

John W. Rowe (d)                  8,617      3 years        0         0

Alfred D. Houston                 4,976      3 years       30     4,976

Cheryl A. LaFleur                 2,543      3 years       15     2,543

Michael E. Jesanis                1,188      3 years        7     1,188


(a) Amounts are denominated in common share units. No dividends are attributable to share units. At the end of the cycle, awards are paid either in shares or in cash (valued at the five-day average price prior to the January 15 following the close of the performance cycle).

(b) The awards in this column represent the threshold number of shares that could be earned if the minimum attainment level is reached for one factor. The minimum payout upon failure to achieve any of the goals would be 0.

(c) The awards in this column represent the target (and maximum) number of shares that could be earned if the maximum performance is achieved for all factors.

(d) Upon Mr. Rowe's resignation in February 1998, he became ineligible to receive any award under the Long-Term
     Performance Share Award Plan.

     The Long-Term Performance Share Award Plan provides awards based on various measures of Company performance over a three-year period. Each award factor functions independently. The performance targets for each cycle are set by the Compensation Committee. The measures of performance for the cycle commencing January 1, 1997 are as follows: total shareholder return compared to the national group (60th-75th percentile); total shareholder return compared to the regional group (50th-75th percentile); maintenance or improvement of bond ratings; new business development; growth of transmission and distribution business; and system service levels, measured by system reliability and regulatory compliance. The national grouping is composed of approximately 80 electric utilities. The regional grouping is composed of New England/New York regional utilities.

                         RETIREMENT PLANS

     The following chart shows estimated annual benefits payable to executive officers under the qualified pension plan and the supplemental retirement plan, assuming retirement at age 65 in 1998.

                        PENSION PLAN TABLE

FIVE-YEAR           10 YEARS         15 YEARS  20 YEARS            25 YEARS            30 YEARS            35 YEARS
AVERAGE            SERVICE   SERVICE            SERVICE           SERVICE             SERVICE             SERVICE
COMPENSATION
------------        -------          -------    -------           -------             -------             -------

          $  300,000     60,300             87,500            114,700            141,100             167,500             184,100
          $  400,000     81,000            117,500            154,000            189,600             225,100             241,600
          $  500,000    101,700            147,600            193,500            238,100             282,700             311,000
          $  600,000    122,400            177,600            232,900            286,600             340,300             374,500
          $  700,000    143,100            207,700            272,300            335,100             397,900             437,900
          $  800,000    163,800            237,700            311,700            383,600             455,500             501,400
          $  900,000    184,500            267,800            351,100            432,100             513,100             564,800
          $1,000,000    205,200            297,800            390,500            480,600             570,700             628,300
          $1,100,000    225,900            327,900            429,900            529,100             628,300             691,700
          $1,200,000    246,600            357,900            469,300            577,600             685,900             755,200
          $1,300,000    267,300            388,000            508,700            626,100             743,500             818,700
          $1,400,000    288,000            418,000            548,100            674,600             801,100             882,100


     For purposes of the retirement plans, Mr. Sergel, Mr. Rowe, Mr. Houston, Ms. LaFleur, and Mr. Jesanis currently have 19, 20,
35, 12, and 15 credited years of service, respectively.

     Benefits under the pension plans are computed using formulae based on percentages of highest average compensation computed over five consecutive years. The compensation covered by the pension plan includes salary, bonus, and incentive share awards. Long-Term Performance Share Awards will not be included. The benefits listed in the pension table are not subject to deduction for Social Security and are shown without any joint and survivor benefits. If the participant elected at age 65 a 100% joint and survivor benefit with a spouse of the same age, the benefit shown would be reduced by approximately 16%.

     The pension plan table above does not include annuity payments to be received in lieu of life insurance for Messrs. Rowe and Houston. Those payments are described above under Plan Summaries.

     The Company covers the full cost of post-retirement health benefits for the senior executives listed in the Summary
Compensation Table.

      3.  SHAREHOLDER PROPOSAL REGARDING SPLITTING OF SHARES

      Mr. Robert A. Ritchie, 116 Castletown Road, Timonium, Maryland 21093, beneficial owner of 2,028 shares of the Company, has stated his intention to present a proposal concerning the splitting of the Company's shares for consideration by the shareholders at the Annual Meeting.

      The Board of Directors is opposed to Mr. Ritchie's proposal for the reasons set forth below.

      The following are the text of the proposal and supporting statement supplied by Mr. Ritchie:

Resolved:

     That the shareholders of New England Electric System recommend that the Board of Directors take the necessary action to authorize a split of outstanding NEES common shares.

Supporting Statement:

     Recently, Ford Investor Services of San Diego studied the effects of stock splits on underlying stock prices over a 20-year time period. They discovered that stocks split two-for-one showed excess performance over both six-month and one year holding periods compared with stocks that were not split. This finding is not surprising in view of the fact that a two-for-one stock split would reduce the then current price of NEES common shares by about 50%, thus making the stock more attractive and affordable to all potential investors -- particularly to individual investors who directly hold about 46 percent of all stocks. Current shareholders, of course, would benefit by receiving one additional common share from NEES for each share owned before the effective date of a two-for-one split.

     As previously stated by NEES in its mailing of February 21, 1986, which dealt with its last (1986) two-for-one stock split:
"The share split will not alter the proportionate ownership interest of any shareholder, as each such shareholder now owns twice as many shares." In addition, NEES noted: "The share split will not result in any gain or loss for federal income tax purposes."

     Finally, most investors view stock splits positively as an indication that the Board of Directors of a company is a progressive one -- striving to increase investors' interest and stockholders' equity in the company.

             RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors recommends a vote AGAINST the proposal.

     The Board of Directors periodically considers whether to split the Company's common shares. In fact, the Board did take the necessary actions to split the Company's shares in 1986. The Company notes that a share split may not always result in increased liquidity and market price of shares. In addition, while a stock split may lower the brokerage costs for new shareholders, existing shareholders may have to pay higher brokerage fees to carry out transactions in the split shares. A share split is also costly to carry out.

  With the pending sale of its nonnuclear generation business, the Board feels that a share split would be unwise at this time. The Company is in the process of transforming itself from an electric utility system offering generation, transmission and distribution services to a "wires" company delivering electricity
and entering new unregulated businesses.   The Company  monitors
all the relevant financial information and will continue to evaluate if and when it is appropriate to split the shares.


    4. SHAREHOLDER PROPOSAL REGARDING CHARITABLE CONTRIBUTIONS

  Mr. John Jennings Crapo, P. O. Box 151, Cambridge,
Massachusetts 02140-0002, the owner of 70 common shares of the Company, has stated that he intends to present a proposal concerning charitable contributions for consideration by the shareholders at the Annual Meeting.

  The Board of Directors is opposed to Mr. Crapo's proposal for the reasons set forth below.

  The following is the text of the proposal supplied by Mr.
Crapo:

Resolved:

  The Stockholders of the New England Electric System ("The Holding Company") request the Board of Directors (The "Board") of the Holding Company publish in the proxy statement of the next two successive Shareholder Annual Meetings an appendix concerning the charitable donations program of the Holding Company for the immediate past calendar year with the following information:

  (i) An explanation of at least five hundred words explaining the standards of the Holding Company and the procedures of the Holding Company governing its donations to Internal Revenue Service ("IRS") approved private foundations to include standards for rejection of such help.

  (ii) An enumeration of IRS qualifying charities and IRS approved foundations which our Board plans to help in the ensuing calendar year, included with each charity and foundation an elucidation of at least twenty-six words how it complied with the standards and procedures enumerated in (i).

             RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors recommends a vote AGAINST the proposal.

  The Company believes the appendix proposed to be added to the Company's proxy statement on charitable contributions would be lengthy, expensive to produce and mail, and of little utility to most shareholders, singling out an item that represents less than one-tenth of one percent of operating expenses to more comprehensive examination than is allotted to other much more significant items of expense.

  The first part of the proposal provides for an explanation of at least 500 words of the standards and procedures the Company uses in evaluating requests. The Company's policies with respect to charitable giving are fairly standard in the business community. The Company and its subsidiaries receive many requests for giving and generally make contributions that support the communities in and near the subsidiaries' service territories. The majority of decisions made with respect to individual charitable donations are made in the local offices of the Company's subsidiaries. These local offices can best evaluate the charitable organizations and their respective contributions to the community. They generally give to non-profit organizations in the areas of health and human services, civics, arts/culture, and education. The Company does not believe that its proxy statement is the proper forum for discussion of its charitable giving activities.

  The second part of the proposal would require at least 26 words to be written on each charitable organization expected to receive a donation from the Company in the following year. The Company receives literally hundreds of requests for donations each year. It is impossible to predict in advance which organizations will apply for a contribution. Furthermore, the proposed appendix to the proxy statement would be extremely lengthy. Not including contributions made through the Company's employee matching gifts program, the Company made contributions to over 500 organizations in 1997. Assuming a twenty-six word explanation for each organization, this would add approximately 25 pages to the proxy statement each year. The Company estimates that the additional printing and postage would cost the Company approximately $30,000 each year.

  In sum, the Company believes that it has a modest, responsible charitable giving policy and practice that is in the best interest of the shareholders and that most shareholders would not be interested in receiving a lengthy report each year on the subject. Further, management will respond openly to any specific shareholder inquiries concerning charitable contributions.


                          OTHER MATTERS

  The Company is not aware of any matter that may properly be presented for action at the meeting other than the matters set forth herein. If any other matter should be presented at the meeting upon which a vote properly may be taken, the proxies in the accompanying form confer upon the persons named therein, or their substitutes, discretionary authority to vote in respect of any such matter in accordance with their judgment.

  The firm of Coopers & Lybrand L.L.P. is the independent certified public accountant appointed by the Board of Directors for the Company for the current calendar year. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and available to respond to appropriate questions on the financial statements of the Company and may make a statement if they so desire.

  The expense of preparing and mailing this proxy statement and other incidental expenses of solicitation will be paid by the Company. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for the expense of doing so. Officers and regular employees of a subsidiary of the Company may solicit proxies through the use of the mails or by telephone, facsimile, or electronic mail.
Georgeson & Company Inc., New York, New York has been retained to assist the Company in the solicitation of proxies, primarily from brokers, banks, and other nominees, at an estimated initial cost of $11,000 plus reimbursement of reasonable out-of-pocket expenses.

  By completing the enclosed proxy you are voting the shares of the Company held in your name and, in the event you are participating therein, those held by you under the dividend reinvestment and common share purchase plan and restricted shares under the Incentive Share Plan. In the event common shares are held in trust for you as a participant in one or more thrift plans, you will receive a separate form for instructing the trustee how to vote those shares.

                     SHAREHOLDER PROPOSALS

  From time to time shareholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the Company's next regularly scheduled annual meeting of shareholders, it must be received by the Company on or before November 9, 1998. Please forward any proposal to the Secretary of the Company.

  The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.

                      By order of the Board of Directors,

                      (Facsimile Signature)

                      Cheryl A. LaFleur,
                      Secretary


March 9, 1998






















For shareholder information or assistance, write or call
Shareholder Services at: New England Electric System, Shareholder
Services, P. O. Box 770, Westborough, MA 01581, toll-free number
(800) 466-7215, fax (508) 836-0276, or e-mail shrser@neesnet.com.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  NEW ENGLAND ELECTRIC SYSTEM

  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 28, 1998

     The Shareholder(s) listed on the reverse side appoints JOAN
  T. BOK, CHERYL A. LAFLEUR, and RICHARD P. SERGEL, and each of them, Proxies, with full power of substitution, to represent the Shareholder(s) at the above annual meeting, and at any and all adjournments thereof, and to vote thereat the number of shares which the Shareholder(s) would be entitled to vote if then personally present, with all the powers the Shareholder(s) would then possess, but especially, without limiting the foregoing, to vote as specified herein on the proposals set forth in the proxy statement:

     Election of Directors--The thirteen nominees are J. T. Bok,
  W. M. Bulger, A. D. Houston, P. L. Joskow, J. M. Kucharski,
  E. H. Ladd, J. A. McClure, G. M. Sage, R. P. Sergel, C. E.
  Soule, A. Wexler, J. Q. Wilson, and J. R. Winoker.

     To withhold authority to vote for any nominee, print that nominee's name in the space provided below:

  _____________________________________________________________

             (PLEASE SIGN and DATE ON REVERSE SIDE)


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

           1.    Fix the number of Directors at 13.

               FOR    AGAINST   ABSTAIN
               / /    / /       / /

           2. Election of the Nominees (except those I have listed on the reverse side).

                 FOR       WITHHOLD AUTHORITY
                 / /             / /

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 and 4

          3.        Shareholder proposal regarding the splitting of
                      shares.

                         FOR    AGAINST  ABSTAIN
                         / /      / /      / /

          4.        Shareholder proposal regarding charitable
                      contributions.

                         FOR    AGAINST  ABSTAIN
                         / /      / /      / /

  THIS PROXY WILL BE VOTED AS SPECIFIED. IF NOT SPECIFIED ABOVE,
  THE PROXIES WILL VOTE "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEMS 3
  AND 4.

     A majority of the Proxies present and acting at the meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the powers of said Proxies hereunder.

                                    Dated:   ___________, 1998

                                    Signed: __________________

                                    Signed:___________________
                                         (Sign exactly as name
                                                        appears to the left.)

  When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one name is shown, including the case of joint tenants, each party should sign.

  IMPORTANT:   WE URGE YOU TO VOTE, SIGN, DATE AND MAIL THIS PROXY
  PROMPTLY TO ASSURE YOUR REPRESENTATION AT THE MEETING.

      THIS VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF
                   OF THE BOARD OF DIRECTORS

                  NEW ENGLAND ELECTRIC SYSTEM

    FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 28, 1998

  To:     T. ROWE PRICE, Trustee under the Thrift Plans.

     As a participant in one or more of the thrift plans, I hereby direct T. Rowe Price, Trustee, to vote or to give a proxy to vote, in accordance with my directions on the reverse side, the common shares of New England Electric System which are allocated to my account (also a proportionate number of those shares which have not been allocated to participants or for which no instruction cards are received) at the above annual meeting, and at any and all adjournments thereof, and in the Trustee's discretion it is authorized to vote or to give a proxy to vote upon such other business as may properly come before the meeting.

     Election of Directors -- The thirteen nominees are J. T.
  Bok, W. M. Bulger, A. D. Houston, P. L. Joskow, J. M. Kucharski,
  E. H. Ladd, J. A. McClure, G. M. Sage, R. P. Sergel, C. E.
  Soule, A. Wexler, J. Q. Wilson, and J. R. Winoker.

     To withhold authority to vote for any nominee, print that nominee's name in the space provided below:



             (PLEASE SIGN and DATE ON REVERSE SIDE)


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

     1.   Fix the number of Directors at 13.

                    FOR   AGAINST   ABSTAIN
                    / /     / /       / /

     2. Election of the Nominees (except those I have listed on the reverse side).

                   FOR         WITHHOLD AUTHORITY
                   / /                / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 and 4

     3. Shareholder proposal regarding the splitting of shares.

                        FOR    AGAINST    ABSTAIN
                        / /      / /        / /

     4. Shareholder proposal regarding charitable contributions.

                         FOR    AGAINST  ABSTAIN
                         / /      / /      / /


  THIS INSTRUCTION CARD WILL BE VOTED AS SPECIFIED.  IF NOT
  SPECIFIED ABOVE, THE SHARES REPRESENTED BY THIS CARD WILL BE
  VOTED "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEMS 3 AND 4.
  ________________________________________________________________


                                       Dated:           , 1998

                                       Signed:
                                        (Sign exactly as name
                                         appears to the left.)

  When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

  IMPORTANT:   WE URGE YOU TO VOTE, SIGN, DATE AND MAIL THIS CARD
  PROMPTLY TO ASSURE YOUR REPRESENTATION AT THE MEETING.